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                                                                    EXHIBIT e(3)

                             DISTRIBUTION AGREEMENT

         AGREEMENT, made this 21st day of August, 2003, by and between ING Investors Trust (the "Trust"), a Massachusetts business trust, and Directed Services, Inc. ("Distributor"), a New York corporation.

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified open-end investment company and offers its shares continuously to separate accounts of insurance companies ("Separate Accounts") to serve as an investment option under variable annuity contracts or variable life insurance policies issued by the insurance companies; and its shares may be sold in the future to separate accounts of other affiliated or unaffiliated insurance companies; and

         WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

         WHEREAS, the Trust and the Distributor wish to enter into this Agreement whereby the Distributor will act as the Trust's principal underwriter for the sale of shares of the Funds listed on the attached SCHEDULE A comprising the Trust to the Separate Accounts.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.       APPOINTMENT OF THE DISTRIBUTOR

                  The Trust hereby appoints the Distributor as the principal underwriter and distributor of the Trust to sell shares of the Trust's Funds to the Separate Accounts and any other persons, and the Distributor hereby accepts such appointment.

         2.       PURCHASE OF SHARES FROM THE TRUST

                  A. The Trust herewith engages the Distributor to act as exclusive distributor of the shares of its separate series, and any other series which may be designated from time to time hereafter ("Funds"), named and described on SCHEDULE A attached hereto and incorporated by reference. Said sales shall be made only to investors eligible to invest in a registered investment company consistent with such company's serving as an investment vehicle for variable annuities and variable life insurance company contracts. Distributor need not hold itself available to receive by mail, telex and/or telephone, orders for the purchase of shares.

                  B. All shares sold by the Distributor under this Agreement shall be sold at the net asset value per share ("Offering Price") determined in the manner described in the Trust's prospectus, as it may be amended from time to time.

         3.       REDEMPTION OF SHARES BY THE TRUST

                  A. Any of the outstanding shares of each Fund may be tendered for redemption at any time, and the Trust agrees to redeem any such shares so tendered in accordance with the applicable provisions of the prospectus and the Trust's Amended and Restated Agreement and Declaration of Trust and By-Laws. The redemption price is the net asset value per share next determined after the

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initial receipt of proper request for redemption.

                  B. The right to redeem shares or to receive payment with respect to any redemption may be suspended only in accordance with applicable law.

         4.       DUTIES OF THE TRUST

                  A. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of the shares of the Trust.

                  B. The Trust shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the Securities Act of 1933, as amended (the "1933 Act"), in order that there will be available for sale at least the number of shares as investors may reasonably be expected to purchase.

         5.       DUTIES OF THE DISTRIBUTOR

                  In selling the shares of the Trust, the Distributor shall use its reasonable best efforts to conform with the requirements of all applicable federal and state laws and regulations, and the regulations of the NASD, relating to the sale of such securities. Except as provided below, the Distributor is not authorized by the Trust to give any information or make any representations, other than those contained in the registration statement for the Trust and its shares, the prospectus, and any sales literature specifically approved by a principal of the Distributor. The Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement, which such authorities may request in order to ascertain whether the Trust's operations are being conducted in a manner consistent with any applicable law or regulations. Nothing contained in this Agreement shall prevent the Distributor from entering into distribution agreements with other investment companies.

         6.       ALLOCATION OF EXPENSES

                  A. The Trust will pay the following expenses in connection with the sales and distribution of shares of the Funds.

                           1. expenses pertaining to the preparation of its audited and certified financial statements to be included in any amendments ("Amendments") to the Trust's registration statement under the 1933 Act, including the prospectus and Statement of Additional Information ("SAI") included therein;

                           2. expenses pertaining to the preparation, printing, and distribution of any reports or communications, including the prospectus and SAI, which are sent to existing shareholders of the Trust;

                           3. filing and other fees to federal and state securities regulatory authorities necessary to register and maintain registration of the shares; and

                           4. expenses of the Trust's administration, including all costs and expenses

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         in connection with the issuance, transfer and registration of the shares, including, but not limited to, any taxes and other governmental charges in connection therewith.

                  B.       The Distributor will pay the following expenses:

                           1. expenses of printing additional copies of the prospectus and SAI and any Amendments or supplements thereto which are necessary to continue to offer shares of the Trust's Funds to the public; and

                           2. expenses pertaining to the printing of additional copies, for use by the Distributor as sales literature, of reports or other communications which have been prepared for distribution to existing shareholders of the Trust or incurred by the Distributor in advertising, promoting and selling shares of the Trust's Funds.

         7.       COMPENSATION

                  The Trust shall not pay any compensation to the Distributor for its services as a distributor hereunder, nor shall the Trust reimburse the Distributor for any expenses related to such services except to the extent permitted under a distribution plan adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act. Distributor shall receive a fee described in any distribution plan adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act.

         8.       RECORDS

                  All records maintained by the Trust in connection with the sale of its shares shall be the property of the Trust and, to the extent held by the Distributor, shall be returned to the Trust upon termination of this Agreement, free from any claims or retention of rights by the Distributor.

         9.       DURATION AND TERMINATION OF THIS AGREEMENT

                  This Agreement shall become effective on the date first written above, subject to the condition that the Trust's Board of Trustees ("Board"), including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Trust shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect through September 1, 2004, and shall continue in effect from year to year thereafter with respect to each Fund so long as such continuance is specifically approved at least annually (i) by a vote of a majority of the outstanding voting securities of such Funds (as defined in the 1940 Act) or (ii) by a vote of a majority of the Trustees of the Trust, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on this Agreement.

                  However, any approval of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund shall be effective to continue this Agreement with respect to such Fund notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding voting securities of any other Fund, or (ii) that this Agreement has not been approved by the vote of a majority of the outstanding voting securities of the Trust, unless such approval shall be required by any other applicable law or otherwise.

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                  This Agreement may be terminated as to a particular Fund at any time on sixty (60) days' written notice, without the payment of any penalty, by the Trust (by vote of a majority of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of such Fund) or by the Distributor. This Agreement shall terminate automatically in the event of its assignment as described in the 1940 Act and the rules and interpretations thereunder.

         10.      MISCELLANEOUS

                  This Agreement shall be subject to the laws of the Commonwealth of Massachusetts and shall be interpreted and construed to further and promote the operation of the Trust as an open-end investment company. As used herein, the terms "Net Asset Value," "Investment Company," "Open-End Investment Company," "Assignment," "Principal Underwriter," "Interested Person," and "Majority of the Outstanding Voting Securities," shall have the meanings set forth in the 1940 Act and 1933 Act, as applicable, and the rules and regulations promulgated thereunder.

         11.      LIABILITY

                  Nothing contained herein shall be deemed to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Distributor's duties hereunder, or by reason of the Distributor's reckless disregard of its obligations and duties hereunder.

         12.      AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST.

                  A copy of the Amended and Restated Agreement and Declaration of Trust for the Trust is on file with the Secretary of the Commonwealth of Massachusetts. The Amended and Restated Agreement and Declaration of Trust has been executed on behalf of the Trust by Trustees of the Trust in their capacity as Trustees of the Trust and not individually. The obligations of this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any Trustee, officer, or shareholder of the Trust individually. In addition, the Distributor agrees that the obligations assumed by the Trust on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the applicable Funds and its assets, and the Distributor shall not seek satisfaction of any such obligation from any other funds of the Trust. The Distributor understands that the assets and liabilities, and the rights and obligations associated therewith of each Fund under the Amended and Restated Agreement and Declaration of Trust are separate and distinct from those of any and all other Funds.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers below as of the day and year first above written.

                                    ING INVESTORS TRUST


                                    By: /s/ Robert S. Naka
                                        ----------------------------------------
                                        Robert S. Naka
                                        Senior Vice President


                                    DIRECTED SERVICES, INC.


                                    By: /s/ David S. Jacobson
                                        ----------------------------------------
                                        Name:  David S. Jacobson
                                               ---------------------------------
                                        Title: Senior Vice President
                                               ---------------------------------


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                                   SCHEDULE A

                               WITH RESPECT TO THE

                             DISTRIBUTION AGREEMENT

                               ING INVESTORS TRUST

FUNDS*

ING American Funds Growth Portfolio
ING American Funds Growth-Income Portfolio
ING American Funds International Portfolio

* This Schedule A to the Distribution Agreement will be effective with respect to the Funds upon the effective date of the initial Registration Statement with respect to each Fund.

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